Exhibit 99.1

Two New Independent Directors Join Chelsea Therapeutics

Pharmaceutical Industry Veterans Experienced in the Growth of Early Stage Companies Further Strengthen Chelsea’s Board

CHARLOTTE, N.C., February 8, 2008 — Chelsea Therapeutics International, Ltd. (NasdaqCM:CHTP—News) announced that Roger Stoll, Ph.D., and Norman Hardman, Ph.D., have been appointed to the Company’s Board of Directors. Chelsea also announced the resignation of former Board member Jason Stein, MD. The additions of Drs. Stoll and Hardman to the Board increase the number of independent directors to six and the Board’s total membership to seven.

“The Board has been working diligently to identify qualified directors with specific experience in launching products, growing early stage pharmaceutical companies, and financing,” said Kevan Clemens, Chairman of the Board. “Roger and Norman are both industry veterans who bring excellent knowledge and diverse experience as senior managers and directors of large and small companies. Between them, they have brought over a dozen compounds to the market, grown substantive market share and accumulated significant M&A experience. The strong credentials of both of these gentlemen will be a great asset to Chelsea and we look forward to working with them to help us grow the Company and establish its commercial presence.”

“The Board would also like to thank Jason for his excellent service to Chelsea,” continued Dr. Clemens. “Jason has been a valuable member of our Board since the company’s inception in 2004. He was instrumental in the formation, initial funding and ongoing strategic guidance of the company. We have appreciated his dedicated service and wish him success in his new endeavors.”

New Director Biographies

Roger Stoll, Ph.D., has over 30 years of experience in the pharmaceutical, medical devices and diagnostic industries. Dr. Stoll currently serves as Chairman, President and CEO of Cortex Pharmaceuticals. Prior to that, he was the Executive Vice President of Fresenius Medical Care — North America, where he oversaw both the dialysis products and laboratory services groups, which were responsible for combined sales of approximately $900 million.

From 1991 to 1998, Dr. Stoll was Chief Executive of Ohmeda, Inc. and served on the board of directors of the BOC Group, Plc in the UK, the parent of Ohmeda. Prior to that, Dr. Stoll held positions of increasing responsibility within the pharmaceutical industry including President of the Consumer Health Care Group of Miles, Executive Vice President and General Manager of the worldwide Diagnostics Business Group at Bayer AG, Director of Clinical Pharmacology, and President of the American Critical Care Division for American Hospital Supply Corp (now Baxter International). He began his career at the Upjohn Company where he conducted human pharmacokinetic and drug metabolism clinical trials in all phases of drug development. Dr. Stoll received his bachelor’s degree in pharmacy from Ferris State University and a Ph.D. in Biopharmaceutics from the University of Connecticut, and performed postdoctoral studies in pharmacokinetics and drug metabolism at the University of Michigan.

Norman Hardman, B.Sc., Ph.D., C.Chem., F.R.S.C., F.I. Biol., is President and Chief Executive Officer, Oxalis Partners LLC, a strategic consultant to U.S. and EU biotechnology companies and VC Venture Funds and an Honorary Professor at the University of Aberdeen, where he currently serves as Vice President and Treasurer of the University of Aberdeen Development Trust, and as an advisor to University management.

Over the last ten years Dr. Hardman has held senior management roles in several companies, including as president and CEO of Amicus Therapeutics, CEO of Medical Research Council (MRC) Technology, SVP of technology for Enzon, COO at Onyx Pharmaceuticals, Inc., and president and COO at GeneMedicine, Inc. He previously served as Head of R&D at Ciba-Geigy and played a central role in the integration of the global R&D organization during the merger of Ciba-Geigy and Sandoz to form Novartis AG, becoming Head of UK R&D Operations in the merged entity in 1996. Dr. Hardman graduated in Chemistry from the University of London and obtained his Ph.D. in Biochemistry, from the University of Manchester. His postdoctoral training included a 2-year period as Medical Research Council Fellow, and as Postdoctoral Fellow at Harvard Medical School.

About Chelsea Therapeutics

Chelsea Therapeutics is a biopharmaceutical development company that acquires and develops innovative products for the treatment of a variety of human diseases. The Company is currently developing a library of metabolically inert antifolate compounds engineered to have potent anti-inflammatory and anti-tumor activity to treat a range of immunological disorders. Early clinical data suggests that Chelsea’s lead antifolate compound, CH-1504, is a safe and effective treatment alternative to methotrexate for RA and may have further applications for psoriasis, IBD and certain cancers. Chelsea’s antifolate program is complemented by a strategic partnership with Active Biotech AB for the joint development of a portfolio of therapeutics targeting immune-mediated inflammatory disorders and transplantation. In addition to its autoimmune pipeline, Chelsea is developing Droxidopa, an orally active synthetic precursor of norepinephrine, for the treatment of neurogenic orthostatic hypotension. Currently approved and marketed in Japan, Droxidopa has accumulated over 15 years of proven safety and efficacy, historically generating annual revenues of approximately $50 million in Japan.

This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include reliance on collaborations and licenses, risks and costs of drug development, regulatory approvals, intellectual property risks, our reliance on our lead drug candidate CH-1504, our history of losses and need to raise more money, competition, market acceptance for our products if any are approved for marketing, reliance on key personnel including specifically Dr. Pedder, management of rapid growth, and the need to acquire or develop additional products.

Contact:

Chelsea Therapeutics

Nick Riehle, Chief Financial Officer

  704-341-1516 x101

Investor/Media Relations

Kathryn McNeil

  718-788-2856